Exhibit 99.1

                     American States Water Company
 Announces Earnings for the Three and Six Months Ended June 30, 2007


    SAN DIMAS, Calif.--(BUSINESS WIRE)--Aug. 9, 2007--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.42 per share for the three months ended June 30, 2007 as compared to basic and fully diluted earnings of $0.36 per share, reported for the same period ended June 30, 2006. Basic and fully diluted earnings were $0.83 and $0.82 per share, respectively, for the six months ended June 30, 2007, as compared to basic and fully diluted earnings of $0.71 per share, for the six months ended June 30, 2006.

    Second Quarter 2007 Results

    The $0.06 increase in the second quarter of 2007 as compared to the same period of 2006 is due to:

    -- an increase in the margin for the water segment's pretax operations of $6.1 million, or $0.21 per share, as compared to the same period of 2006, due to increased water rates approved by the California Public Utilities Commission ("CPUC") that were effective January 1, 2007, an increase in water consumption over that in the prior period, and a favorable change in the supply mix;

    -- an unrealized loss on purchased power contracts which decreased pretax income by $236,000, or approximately $0.01 per share for the three months ended June 30, 2007, as compared to a $923,000 unrealized loss, or $0.03 per share, for the three months ended June 30, 2006;

    -- an increase in contracted services' pretax operating income of $2.3 million, or $0.08 per share, as compared to the same period of 2006 for operating, maintaining and improving the water and wastewater systems at military bases for the U.S. government (the increase in pretax operating income is primarily due to a special wastewater expansion project at one of the military installations undergoing significant expansion, which is scheduled to be completed by August 15, 2007, with no further construction revenues associated with this special project after that date); and

    -- higher operating expenses, a change in the effective tax rate, and other items described below, resulting in a decrease of $0.25 per share compared to the results of operations from 2006.

    Total operating revenues increased by $16.2 million to $79.2 million for the second quarter of 2007, compared to revenues of $63.0 million recorded in the second quarter of 2006, an increase of 25.7%. The table below sets forth summaries of operating revenues by segment (in thousands):



                         2007        2006       $Change      % Change
                        -------     -------     --------     ---------
Water                   $60,826     $53,444     $ 7,382          13.8%
Electric                  6,255       7,027        (772)        -11.0%
Contracted services      12,165       2,567       9,598         373.9%
                        -------     -------     --------     ---------
  Total operating
   revenues             $79,246     $63,038     $16,208          25.7%
                        =======     =======     ========     =========


    Water revenues for the quarter, increased by 13.8% due to a 17.1% increase in billed water consumption during the warmer weather in 2007. This increased revenues by $6.3 million. Certain rate increases in 2007 also contributed to the increase in water revenues by about $1.1 million.

    Included in the rate increases in 2007 was an interim rate increase effective January 1, 2007, subject to refund, totaling approximately $260,000 for the second quarter ($1.2 million for the entire 2007 year) due to the CPUC's delays in processing Golden State Water Company's ("GSWC") general rate applications for rate increases in Region II and to cover general office expenses at the corporate headquarters. A proposed decision and an alternate decision were issued on July 24, 2007, which recommend rate increases in 2007 for Region II ranging from $6.3 million to $6.7 million. The proposed decisions also change the revenue requirements related to the adopted rates for the supply cost memorandum accounts that will also be retroactive to January 1, 2007. Accordingly, GSWC will re-calculate, among other items, the amount recorded in Region II's supply cost memorandum account based on the new rates. As of June 30, 2007, an amount of $1.3 million was recorded as an under-collection of supply costs which positively impacted earnings and increased regulatory assets. If either decision is approved, we expect most of the under-collected amount as recorded to be reversed, partially offsetting the retroactive revenues upon a final decision. The amounts ultimately decided by the CPUC will be retroactive to January 1, 2007. Once the CPUC issues its final decision, GSWC will implement a temporary surcharge to recover the revenue difference between the interim rates implemented on January 1, 2007 and the final rates authorized by the CPUC for the period from January 1 to the implementation of the new final rates. A final decision on this application is expected in the third quarter of this year. In addition, GSWC's Region III received an interim annual rate increase of $135,000 effective January 1, 2007 to cover general office expenses. The proposed decision issued on July 24, 2007 also recommends rate increases of $3.0 million for 2007 to recover the rate increases for general office expenses allocated to Region III. The amounts ultimately decided by the CPUC will also be retroactive to January 1, 2007. The final decision may result in increased administrative and general expenses being allocated to American States Utility Services, Inc. ("ASUS"), a subsidiary of AWR. Management is unable to predict the final outcome of these rate cases.

    Electric revenues from GSWC's Bear Valley Electric Division decreased by 11.0% due to a decrease in residential and commercial usage caused by warmer weather during the second quarter of 2007.

    Contracted services operating revenues increased by $9.6 million during the second quarter of 2007 primarily due to a $9.7 million increase in ASUS construction revenues for a special wastewater infrastructure expansion project performed by its Fort Bliss Water Services Company ("FBWS") subsidiary. There was also an increase in revenues due to other special projects at the military bases in Virginia and Maryland in the second quarter of 2007. Earnings and cash flow from these military special projects are intermittent and may or may not continue in future periods.

    Total operating expenses, for the three months ended June 30, 2007, increased to $61.8 million as compared to the $48.9 million recorded for the same period in 2006, reflecting: (i) an overall increase in water supply costs resulting from increased water supply demand resulting from higher customer consumption; (ii) increases in other operating expenses due to higher chemical and water treatment costs; (iii) increases in administrative and general expenses due primarily to higher labor costs and increased outside services; (iv) an increase in required and emergency maintenance activities on GSWC's wells and water supply sources; (v) increased depreciation and amortization expense reflecting, among other things, the effects of closing approximately $73 million of additions to utility plant during 2006; (vi) higher property taxes and payroll taxes; and (vii) a significant increase in construction expenses reflecting primarily the costs incurred for the special wastewater expansion project at Fort Bliss. These increases were partially offset by a pretax unrealized loss of $236,000 on purchased power contracts in 2007 compared to a $923,000 pretax unrealized loss in 2006, and a net pretax gain on the sale of a non-utility property in the second quarter of 2007.

    In summary, the table below sets forth the results of pretax operating income by segment (in thousands):



                         2007         2006       $Change     % Change
                       --------     --------     -------     ---------
Water                  $15,981      $15,062      $   919          6.1%
Electric                   (40)         (96)          56         58.3%
Contracted services      1,527         (765)       2,292        299.6%
AWR parent                 (11)         (13)           2         15.4%
                       --------     --------     -------     ---------
  Total pretax
   operating income    $17,457      $14,188      $ 3,269         23.0%
                       ========     ========     =======     =========


    Interest expense increased to $5.6 million compared to $5.4 million for the same period of 2006 primarily reflecting an increase in short-term cash borrowings at higher interest rates. Interest income decreased by $377,000 due primarily to the receipt of interest amounting to $381,000 related to a $3.0 million Internal Revenue Service ("IRS") refund in May 2006.

    The second quarter 2007 income tax expense increased to $5.2 million compared to $3.4 million for the same period of 2006, due primarily to a 29.0% increase in pretax income and a higher effective income tax rate.

    Year-to-Date 2007 Results

    The $0.11 per share increase in earnings for the six months ended June 30, 2007, compared to the same period of 2006, primarily results from:

    -- an unrealized gain on purchased power contracts in 2007 versus an unrealized loss on purchased power contracts in 2006 (the unrealized gain on purchased power contracts increased pretax income by approximately $2.5 million, or $0.09 per share for the six months ended June 30, 2007, as compared to a $3.1 million unrealized loss, or $0.11 per share, for the six months ended June 30, 2006);

    -- a decision issued by the CPUC on April 13, 2006 regarding the accounting treatment of GSWC's water rights lease revenues, increased pretax operating income by about $2.3 million in March 2006, or approximately $0.08 per share, when compared to the same period in 2007;

    -- an increase, excluding the $2.3 million of water right lease revenues as discussed above, in the 2007 margin for the water segment of $3.8 million, or $0.13 per share, as compared to the same period of 2006 due to increased water rates, an increase in water consumption, and a favorable supply mix change;

    -- an increase in ASUS's pretax operating income of $3.4 million, or $0.12 per share, as compared to the same period of 2006 for operating, maintaining and improving the water and wastewater systems at military bases for the U.S. government and includes increases in revenue recognized for the wastewater infrastructure expansion project, discussed above in the quarterly result, under the percentage-of-completion method of accounting; and

    -- other higher operating revenues and expenses, a change in the effective income tax rate, as well as other items described below.

    Total operating revenues of $151.5 million for the first six months of 2007 increased by $18.9% compared to revenues of $127.4 million recorded in the same period in 2006. Of the total increase in revenues, water revenues increased by 6.7% due to rate increases and higher consumption due to warmer and drier weather. Electric revenues decreased by 1.6% to $15.1 million reflecting lower kilowatt-hour usage by residential and commercial customers, also due to the warmer and drier weather conditions. Contracted services revenue, comprised of construction revenues and management fees for operating and maintaining the water and wastewater systems at military bases, increased to $25.2 million, a $17.4 million increase due primarily to the wastewater infrastructure expansion project at Fort Bliss for the six months ended June 30, 2007.

    Total operating expenses for the first six months of 2007 increased to $117.2 million as compared to the $99.1 million recorded for the same period in 2006. Impacting the comparability of the two periods were: (i) increased supply costs reflecting higher consumption, partially offset by a favorable change in the supply mix caused by less purchased water needed to replace groundwater supply not pumped in the prior year; (ii) an increase of $5.6 million in the unrealized gain on purchased power contracts due to an increase in forward energy prices; (iii) increased other operating expenses due to increased chemical and water treatment costs, as well as the operation of the Maryland and Virginia military bases for a full six months in 2007; (iv) increased administrative and general expenses resulting from higher outside services; (v) increased depreciation and amortization; (vi) increased maintenance expense reflecting emergency and scheduled maintenance on wells and water supply sources; (vii) increased property and other taxes due to increased assessed property values and increased payroll taxes; (viii) increased construction expenses at Fort Bliss and other military bases; and (ix) a net gain on the sale of property.

    Interest expense increased for the six months ended June 30, 2007 reflecting an increase in short-term interest rates and a slight increase in the average level of borrowing.

    Interest income decreased for the six months ended June 30, 2007 due primarily to the initial recording in the first quarter of 2006 of interest accrued on the uncollected balance of the Aerojet litigation memorandum account authorized by the CPUC and the receipt of interest amounting to $381,000 related to a $3.0 million IRS refund as discussed above.

    Income tax expense increased due to the increase in the pretax income and an increase in the effective tax rate.

    Other - Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company's Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

    Second Quarter 2007 Earnings Release Conference Call - The Company will host a conference call today, Thursday, August 9, 2007 at 11:00 a.m. Pacific Time (PT), during which management will be making a brief presentation focusing on the Company's second quarter results, strategies, and operating trends.

    Interested parties can listen to the conference call over the Internet by logging on to www.aswater.com. The call will also be recorded and replayed beginning Thursday, August 9, 2007 at 3:00 p.m. PT and will run through Thursday, August 16, 2007. The dial-in number for the audio replay is (800) 642-1687, conference ID# 11781036.

    American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona, and portions of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, Inc., the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.



                    American States Water Company
                             Consolidated
Comparative Condensed Balance Sheets
(in thousands)
                                June    December
                                 30,       31,
                                2007      2006
                              -------------------
                                  (Unaudited)
Assets
Utility Plant-Net             $757,125  $750,601
Other Property and
 Investments                    21,596    21,591
Current Assets                  70,210    64,436
Regulatory and Other Assets    106,910   100,327
----------------------------- --------- ---------
                              $955,841  $936,955
----------------------------- --------- ---------
Capitalization and
 Liabilities
Capitalization                $560,066  $551,567
Current Liabilities             83,855    85,903
Other Credits                  311,920   299,485
----------------------------- --------- ---------
                              $955,841  $936,955
----------------------------- --------- ---------


Condensed Statements of Income
(in thousands, except per share amounts)
                              Three months ended    Six months ended
                                   June 30,             June 30,
----------------------------- -------------------  -------------------
                                2007      2006       2007      2006
                              --------- ---------  --------- ---------
                                  (Unaudited)          (Unaudited)
Operating Revenues            $ 79,246  $ 63,038   $151,516  $127,438
                              --------- ---------  --------- ---------

Operating Expenses:
Supply Costs                  $ 19,024  $ 17,994   $ 35,855  $ 35,075
Unrealized loss (gain) on
 purchase power contracts          236       923     (2,474)    3,078
Other operating expenses         6,559     5,886     13,156    10,587
Administrative and general
 expenses                       13,664    10,902     26,671    22,015
Maintenance                      4,353     3,246      7,326     5,719
Depreciation and amortization    7,088     6,610     14,177    13,092
Property and other taxes         2,843     2,480      5,773     5,027
Construction expenses            8,260       809     17,329     4,511
Net gain on sale of property      (238)        -       (605)        -
                              --------- ---------  --------- ---------
               Total
                operating
                expenses      $ 61,789  $ 48,850   $117,208  $ 99,104

Operating income              $ 17,457  $ 14,188   $ 34,308  $ 28,334

Interest expenses               (5,570)   (5,433)   (11,066)  (10,688)
Interest income                    586       963      1,152     1,776
Equity earnings from
 investment                         63         -        132         -
                              --------- ---------  --------- ---------

Income From Operations Before
 Income Tax Expenses          $ 12,536  $  9,718   $ 24,526  $ 19,422

Income tax expenses              5,214     3,449     10,220     7,252

----------------------------- --------- ---------  --------- ---------
Net Income                    $  7,322  $  6,269   $ 14,306  $ 12,170
----------------------------- --------- ---------  --------- ---------

Weighted Average Shares
 Outstanding                    17,094    16,881     17,066    16,844
----------------------------- --------- ---------  --------- ---------
Earnings Per Common Share     $   0.42  $   0.36   $   0.83  $   0.71
----------------------------- --------- ---------  --------- ---------
Weighted Average Diluted
 Shares                         17,146    16,947     17,121    16,905
----------------------------- --------- ---------  --------- ---------
Earnings Per Diluted Share    $   0.42  $   0.36   $   0.82  $   0.71
----------------------------- --------- ---------  --------- ---------
Dividends Declared Per Common
 Share                        $  0.235  $  0.225   $  0.470  $  0.450
----------------------------- --------- ---------  --------- ---------



    CONTACT: American States Water Company
             Robert J. Sprowls
             Senior Vice President, Chief Financial Officer,
             Treasurer and Corporate Secretary
             909-394-3600, ext. 647